Exhibit 3.1

ARCELOR
public limited company
19 Avenue de la Liberté
L-2930 Luxembourg
Commercial and Companies Register Luxembourg B 82.454

Originally incorporated under the name of NEWCO STEEL in accordance with an act notarised by Maître Reginald NEUMAN, at that time a notary resident at Luxembourg, on 8 June 2001, published in the Mémorial C [Official Gazette], No 802 of 24 September 2001.

This act has been corrected by corrigendum published in Mémorial C, Number 870, of 11 October 2001.

CHANGES

Date	Notary	Publication in the Mémorial

11.12.2001	Maître Reginald NEUMAN	C No 1238 of 27.12.2001
12.12.2001	Maître Reginald NEUMAN (Change of name to ARCELOR)	C No 1238 of 27.12.2001
15.02.2002	Maître Reginald NEUMAN	C No 392 of 11.03.2002
18.03.2002	Maître Reginald NEUMAN	C No 543 of 08.04.2002
31.10.2002	Maître Reginald NEUMAN	C No 1685 of 25.11.2002
04.02.2003	Maître Joseph GLODEN	C No 276 of 14.03.2003
01.07.2003	Maître Joseph GLODEN	C No 760 of 18.07.2003
03.10.2003	Maître Joseph GLODEN	C No 1121 of 28.10.2003
17.12.2003	Maître Joseph GLODEN	C No 95 of 23.01.2004
02.07.2004	Maître Joseph GLODEN	C No 888 of 02.09.2004
04.10.2004	Maître Joseph GLODEN	C No 1242 of 03.12.2004

COORDINATED ARTICLES OF ASSOCIATION

Article 1. Form — Corporate name

There exists, as between the subscribers and all those who shall subsequently become shareholders a public limited company («société anonyme») under the name of “ARCELOR”.

Article 2. Duration

The Company shall be established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders deciding in the same manner as for a change in the Articles of Association in accordance with Article 19 below.

Article 3. Object

The object of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including activities of research and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realise that object either directly or through the creation of companies, the acquisition, holding or taking of holdings in any joint stock companies or partnerships, accession to any associations, interest groupings and operations in common.

In general, the Company’s object comprises the participation, in any form whatsoever, in joint stock companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, securities representing claims, vouchers and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful for the purposes of achieving or developing its object.

Article 4. Registered office

The Company’s registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the Grand Duchy of Luxembourg by simple decision of the Board of Directors. Branches or offices both in Luxembourg and abroad may be set up by simple decision of the Board of Directors.

In the event that the Board of Directors should consider that extraordinary political, economic or social developments have occurred or are imminent that are liable to interfere with normal activities at the registered office or with the ease of communication either with that office or from that office to places abroad, it may provisionally transfer the registered office abroad until the complete cessation of those abnormal circumstances; however, that provisional measure shall have no effect on the nationality of the Company, which, despite the provisional transfer of its registered office, shall remain a Luxembourg company.

Article 5. Capital — Increase in capital

5.1.	The subscribed corporate capital amounts to THREE BILLION ONE HUNDRED AND NINETY-EIGHT MILLION EIGHT HUNDRED AND SEVENTY-ONE THOUSAND SIX HUNDRED AND THIRTY-FIVE Euro (EUR 3,198,871,635). It is represented by SIX HUNDRED AND THIRTY-NINE MILLION SEVEN HUNDRED AND SEVENTY-FOUR THOUSAND THREE HUNDRED AND TWENTY-SEVEN (639,774,327) shares, with no designation of nominal value, all paid up in full.

5.2.	The Company’s authorised capital, including the subscribed capital, shall amount to five billion Euro (EUR 5,000,000,000).

5.3.	The subscribed capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the Articles of Association under Article 19 of the present Articles.

5.4.	Subject to the provisions of the Law on commercial companies (hereinafter referred to as “the Law”), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. That preferential right of subscription shall be proportional to the fraction of the capital represented by the shares which he holds.

The preferential subscription right may be limited or abolished by a resolution of the general meeting of shareholders adopted in accordance with Article 19 of the present Articles.

The preferential subscription right may also be limited or abolished by the Board of Directors in the event that the general meeting of shareholders delegates, under the conditions laid down in Article 19 of the present Articles and by amending the present Articles of Association, to the Board of Directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years fixed by the general meeting, and likewise pursuant to the authorisation conferred by Article 5.5 of the present Articles of Association.

5.5.	The Board of Directors is authorised during the period ending on 11 December 2006, without prejudice to any renewals, to increase the subscribed capital on one or more occasions within the limits of the authorised capital.

The Board of Directors is authorised to fix the rules for any subscription and for paying it up in cash or by contribution in kind. Such an increase in capital may also be made by the incorporation of reserves, issue premiums or profits carried forward, with or without the issue of new shares, or following the issue and the exercise of bonds, subordinated or non-subordinated, convertible or repayable or exchangeable for shares or coupled with vouchers or rights to subscribe for shares, or through the issue of any other security or instrument carrying an entitlement to shares. The Board of Directors is authorised to fix the subscription price, with or without issue premium, the date from which they will carry beneficial rights and, where applicable, the duration, amortization, rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid securities as well as all the other conditions and rules for issue, subscription and paying up, for which the Board of Directors may make use of the possibility provided for in Article 32-1 paragraph 3 of the Law.

The Board of Directors is authorised to limit or cancel the preferential subscription right of existing shareholders.

Decisions of the Board of Directors relating to the issue — pursuant to the authorisation conferred by this Article 5.5 — of shares or any other securities carrying or potentially carrying a right to shares shall, by way of derogation from Article 9 of the present Articles, be taken by a majority of two-thirds of the members present or represented.

Whenever the Board of Directors has effected a complete or partial increase in capital as authorised by the foregoing provisions, Article 5 of the present Articles shall be amended so as to reflect that increase.

The Board of Directors is expressly authorised to delegate any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other securities and instruments, to have legalised by authentic act increases of capital carried out as well as the corresponding amendments to Article 5 of the present Articles and to have recorded in the said Article 5 of the present Articles the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts by which it is reserved for securities and instruments which may carry an entitlement to shares.

5.6.	The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by ARCELOR.

Article 6. Shares and share certificates

6.1.	Shares shall be issued solely in the form of registered shares.

6.2.	Subject to the provision of Article 6.3 of the present Articles, the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.

6.3.	However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a system for the settlement of securities transactions or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as “Depositories”) or of a sub-depository designated by one or more Depositories, the Company — subject to its having received from the Depository with whom those shares are kept in account an attestation in proper form — will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings, and shall consider those persons to be holders for the purposes of Article 7 of the present Articles. The Board of Directors may determine the formal requirements with which such attestations must comply. Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the register or in accordance with their instructions, and that payment shall release the Company.

6.4.	Certificates confirming that an entry has been made in the register of shareholders will be provided to the shareholders and, in the case provided for in Article 6.3 of the present Articles upon request, to the Depositories or sub-depositories recorded in the register. Without prejudice to the modalities for the transfer of fungible shares in the case provided for in Article 6.3 of the present Articles, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee, or by their agents provided that they can prove they have the necessary powers. Transfers may also be carried out by handing the share certificate in to the Company endorsed for the benefit of the transferee. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

No entry shall be made in the register of shareholders and no notice of a transfer shall be recognised by the Company during the period starting on the fifth working day before the date of a general meeting and ending at the close of that general meeting, unless the Company fixes a shorter period.

6.5.	Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.

6.6.	The shares are indivisible as far as the Company is concerned, which shall recognise only one owner for each share. Owners per indivisum of a share are obliged to have themselves represented vis-à-vis the Company by one and the same person in order to be able to exercise their rights.

6.7.	The Board of Directors is authorised to issue bonds and other titles representative of claims, subordinated or otherwise, which may be converted into or exchanged for shares in the Company and any other certificates carrying an entitlement to shares, within the limits of the authorised capital, as well as vouchers and short-term securities and any other financial instruments. Such securities, vouchers, certificates or instruments shall be to bearer or registered. In the latter case, the provisions of Articles 6.3 and 6.4 of the present Articles shall apply to the extent necessary.

Article 7. Rights and obligations of shareholders

7.1.	As from the listing of its shares on a stock exchange in the European Union, the Company shall be subject to the provisions of the Law of 4 December 1992 relating to the information to be published upon the acquisition and disposal of a large holding in a company listed on a stock exchange, it being understood nevertheless that the provisions of Articles 1 to 10 inclusive and the sanction of suspension of voting rights in accordance with Article 13 of that law shall also apply, taking into account the provisions of Articles 7 and 8 of that law, (a) to any acquisition or disposal of shares resulting in the threshold of two point five per cent (2.5%) of voting rights in the Company being overshot or undershot, (b) to any acquisition or disposal of shares resulting in the threshold of five cent (5%) of voting rights in the Company being overshot or undershot and (c), over and above five per cent (5%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being overshot or undershot.

7.2.	Any person who, pursuant to Article 1 of the Law of 4 December 1992, has to declare that he holds shares giving him ten per cent (10%) or more of the voting rights in the Company must in addition — on pain of the suspension of his voting rights pursuant to Article 13 of that law — inform the Company immediately by registered letter with a form for acknowledgement of receipt of his intention (a) to acquire or dispose of shares in the Company within the next twelve months, (b) to try to obtain control over the Company or (c) to try to appoint a member to the Company’s Board of Directors.

7.3.	Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to Articles 7 and 8 of the Law of 4 December 1992, one quarter or more of the total voting rights in the Company shall be obliged to make, or cause to be made, in each of the places where the Company’s shares are listed and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer of acquisition to all shareholders for all their shares and also to all holders of securities giving access to the capital, notably securities or instruments enabling shares in the Company to be obtained, whether those securities were issued by the Company or by entities controlled or established by it or members of its group, for a cash price, whereby each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned. In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities giving access to the Company’s capital, the said public offers must be made at an identical price, which must be justified by a report drawn up by a professional establishment of the first rank nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down by this Article.

This obligation to make a cash offer without conditions shall not apply if the acquisition of the Company’s shares by the person making that notification has received the prior assent of the Company’s shareholders in the form of a resolution adopted in conformity with Article 19 of the present Articles at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.

7.4.	If the public offer as described in Article 7.3 of the present Articles has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights provided for in Article 7.3 of the present Articles or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the Company is quoted (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions shall be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold fixed in Article 7.3 of the present Articles as from which a public offer has to be made.

A shareholder who has exceeded the threshold fixed by Article 7.3 of the present Articles and requires a general meeting of shareholders to be called pursuant to Article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in Article 7.3 of the present Articles before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold laid down by Article 7.3 of the present Articles shall be suspended.

Where, at the date on which the annual general meeting is held, a shareholder exceeds the threshold laid down by Article 7.3 of the present Articles, his voting rights shall be suspended to the extent of the percentage exceeding the threshold laid down in Article 7.3 of the present Articles, save where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold of one-quarter or where the shareholder has definitively and irrevocably made the public offer as provided for in Article 7.3 of the present Articles.

7.5.	The provisions of Article 7 shall not apply:

(i)	to the Company itself in respect of the shares which it might hold directly or indirectly,

(ii)	to Depositories, acting as such, except that these provisions shall apply to persons holding their shares through the intermediary of a Depository and to shares held by a Depository on behalf of persons who have not complied with the obligations set out in this Article,

(iii)	to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity,

(iv)	to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company.

Article 8. Board of Directors

The Company shall be administered by a Board of Directors composed of at least three members; the members of the Board of Directors do not have to be shareholders in the Company.

The board members shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating at the fifth annual general meeting following the date of their appointment.

The first board members shall be elected by the general meeting of shareholders taking place following the formation of the Company.

A board member may be dismissed with or without grounds and may be replaced at any time by the general meeting of shareholders.

In the event that a post of member of the board becomes vacant following the member’s death or resignation or for any other reason, the remaining board members may, by a simple majority of the votes validly cast, elect a board member so as provisionally to fulfil the duties attaching to the vacant post until the next general meeting of shareholders.

In addition to the fees determined in Article 17 below, the general meeting may grant board members a fixed remuneration and attendance fees to be imputed to the charges.

The Board of Directors shall in addition be authorised to grant members of the board specific remuneration to be imputed to the charges where the Board confers on them special functions or tasks.

Article 9. Procedures for meetings of the Board of Directors

The Board shall choose from amongst its members one or more chairmen and may choose one or more vice-chairmen.

The Board of Directors shall meet, when convened by one of the chairmen or vice-chairmen or two board members, at the place indicated in the notice of meeting.

The meetings of the Board of Directors shall be presided over by one of the chairmen and, in their absence, by one of the vice-chairmen. In the absence of the chairmen and vice-chairmen, the Board of Directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.

A written notice of meeting shall be sent to all board members for every meeting of the Board of Directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each board member given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the Board of Directors held on the dates and at the times and places determined in a resolution adopted beforehand by the Board of Directors.

For any meeting of the Board of Directors, each board member may designate another board member to represent him and vote in his name and place, provided that a given board member may not represent more than one of his colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.

The Board of Directors may deliberate and act validly only if the majority of the board members are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the board members present or represented. In the event of a split vote, the chairman shall have a casting vote. In the event that there are several chairmen, concurring votes of the chairmen shall act as casting votes.

A member of the board may take part in and be regarded as being present at a meeting of the Board of Directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.

If all the members of the board agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the board members to meet. To this end, the board members may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the board member who wrote the document and the agreement may be based on separate documents which together constitute the minutes of such decisions.

Article 10. Minutes of meetings of the Boards of Directors

The minutes of meetings of the Board of Directors shall be signed by the person who chaired the meeting and at least the majority of the board members who took part in the meeting.

Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by a chairman or a vice-chairman.

Article 11. Powers of the Board of Directors

The Board of Directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by law or the present Articles shall be within the competence of the Board of Directors.

The Board of Directors may delegate the day-to-day management of the Company’s business and the power to represent the Company with respect thereto to one or more general managers, managers or other agents, who may together constitute a directorate-general deliberating in conformity with rules determined by the Board of Directors. The Board of Directors may also delegate special powers to any person and confer special mandates on any person.

Article 12. Authorised signatures

The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the Board of Directors.

Article 13. Shareholders’ meetings — General

Any duly constituted general meeting of the Company’s shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company’s operations.

General meetings of shareholders shall be presided over by one of the chairmen and, in their absence, by one of the vice-chairmen. In the absence of the chairmen and vice-chairmen, the general meeting of shareholders shall be presided over by the most senior board member present.

Each share shall give entitlement to one vote. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and enabling the shareholder giving the proxy to be identified.

Except where law provides otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.

Where, in accordance with the provisions of Article 6.3 of the present Articles, shares are recorded in the register of shareholders in the name of a Depository or sub-depository of the former, the attestations provided for in the said Article 6.3 of the present Articles must be received at the Company no later than the day preceding the fifth working day before the date of the general meeting unless the Company fixes a shorter period. Such attestations must certify to the fact that the shares in the account shall be blocked until the close of the general meeting. All proxies must be received at the Company by the same deadline.

The Board of Directors shall adopt all other regulations and rules concerning the availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote.

In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication.

Article 14. Annual general meeting of shareholders

The annual general meeting of shareholders shall be held in accordance with Luxembourg law at the Company’s registered office or at any other place in the City of Luxembourg mentioned in the notice of meeting on the last Friday in the month of April each year at eleven a.m.

If that day is not a banking day in Luxembourg, the annual general meeting shall be held on the preceding banking day.

Fifteen days before the General Meeting, shareholders may inspect at the registered office:

1. the annual accounts and consolidated accounts;

2. the list of sovereign debt, shares, bonds and other corporate securities making up the portfolio;

3. the management report;

4. the documents drawn up by the independent auditors which are required by the Law to be communicated to registered shareholders.

The management report, the annual and consolidated accounts and the aforementioned documents drawn up by the independent auditors shall be addressed to the registered shareholders at the same time as the notice of meeting. Any shareholder shall be entitled to obtain a copy of the documents mentioned in the preceding paragraph free of charge, upon production of his title, fifteen days before the meeting.

Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the members of the Board of Directors.

The other general meetings of shareholders may be held on the date, at the time and at the place indicated in the notice of meeting.

Article 15. Independent Auditors — Statutory auditors

As from the time when the Law or some other regulation applicable to the Company shall so require, the annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors («réviseurs d’entreprises») appointed by the general meeting of shareholders for a period not exceeding three years.

The independent auditor or auditors may be re-elected.

They shall record the result of their audit in the reports referred to in Sections XIII and XVI of the Law of 10 August 1915 on commercial companies, as amended.

So long as it is not obligatory to have the accounts audited by independent auditors, the supervision and control of the Company’s operations shall be entrusted to one or more statutory auditors («commissaires») appointed by the general meeting of shareholders.

In this case, the provisions of the aforesaid Law of 10 August 1915 on statutory auditors shall be applicable.

Article 16. Financial year

The Company’s financial year shall commence on 1 January each year and end on 31 December the same year.

Article 17. Allocation of profits

Five per cent (5%) of the Company’s net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the Board of Directors:

•	a global amount shall be allocated to the Board of Directors by way of directors’ fees («tantièmes»). This amount may not be less than one million Euro (EUR 1,000,000). In the event that the profits are insufficient, the amount of one million Euro shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the Board of Directors shall be effected in accordance with the Board’s rules of procedure;

•	the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.

Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.

Interim dividends may be distributed under the conditions laid down by the Law by decision of the Board of Directors.

No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.

Article 18. Dissolution and liquidation

In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.

Article 19. Amendment of the Articles of Association

The present Articles may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by Luxembourg law.

Article 20. Applicable law and jurisdiction

For all matters not governed by the present Articles, the parties refer to the provisions of the law of the tenth of August, one thousand nine hundred and fifteen on commercial companies, as amended.

All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the Board or liquidators, between members of the Board and liquidators, between members of the Board or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the Board or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their real domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

The foregoing provisions do not affect the Company’s right to bring proceedings against the shareholders, board members or liquidators of the Company in any other court having jurisdiction on some other footing and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

Certified a true copy,
The Notary,
Draftsman of the amending act.
Grevenmacher, 6 October 2004	[Notary’s ink seal]
[signature]

This document is an English translation of the original French “statuts coordonnés” of ARCELOR. It has been prepared for information purposes only and should not be relied upon for any purpose. In the event of any ambiguity or discrepancy between this document and the French “statuts coordonnés”, the French “statuts coordonnés” shall prevail.